Exhibit 99.1

FOR IMMEDIATE RELEASE

TEAMSTAFF, INC. COMPLETES STRATEGIC CAPITAL INFUSION INITIATIVE AFTER REACHING AGREEMENT WITH WYNNEFIELD CAPITAL

Somerset, New Jersey – June 7, 2011 — TeamStaff, Inc. (Nasdaq: TSTF), a leading logistics and healthcare services provider to the Federal Government, announced today that affiliates of its largest shareholder, Wynnefield Capital, Inc., have entered into definitive agreements to provide the Company with a standby commitment of up to $350,000 to be used for general corporate purposes. This transaction completes the Company’s capital infusion initiative which included expanding its relationship with Presidential Financial Corporation and the previous investments made by select TeamStaff management and directors. Pursuant to the transaction agreements, the purchasers have agreed to purchase up to a total principal amount of $350,000 of convertible debentures during a 24-month commitment term. Under the agreements, the Company can request funding from time to time during the commitment term. The convertible debentures will have a maturity date of 27 months from date of issuance and will bear an interest rate at the greater of prime plus 5% or 10% per annum. The debentures will be convertible into shares of common stock at an initial rate of $1.30 per share, subject to adjustment. In addition, the Company also agreed to issue to the purchasers five-year warrants to purchase an aggregate of 53,846 shares of common stock at an initial exercise price of $1.00 per share. As of the date of this release, no convertible debentures have been sold by the Company. The Company intends to use any proceeds resulting from the sale of the convertible debentures for working capital and general corporate purposes.

Mr. Nelson Obus, President of Wynnefield Capital, stated, “The new management team at TeamStaff has put in place a strategic plan that offers an intriguing value proposition.  Bolstering their capital position appears to be a prudent decision.” Wynnefield Capital, Inc. (WCI) is a value investor, specializing in U.S. small cap situations that have a company or industry specific catalyst(s).

“We fully appreciate this vote of confidence and commitment from such a reputable small cap value investor as Wynnefield Capital. This action is not only a strong endorsement in the potential upside that we believe TeamStaff has to offer investors, but also will help us to carry out our strategic plan that we’ve worked so diligently on in the last year. We continue to streamline the Company and have made significant enhancements. With the new capital, we can continue to focus on strategic organic growth and enhancing our brand,” said TeamStaff President and Chief Executive Officer Zachary Parker.

The securities to be issued in connection with this transaction have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements. This news release is neither an offer to sell nor a solicitation of an offer to buy any of the securities discussed herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About TeamStaff, Inc.

TeamStaff serves clients throughout the United States as a full-service provider of logistics and healthcare services support. TeamStaff specializes in providing high quality healthcare, logistics, and technical services to the US Departments of Defense and Veterans’ Affairs. For more information, visit the TeamStaff corporate web site at www.teamstaff.com or the TeamStaff Government Solutions web site at www.teamstaffgs.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this report, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and statements in this press release regarding TeamStaff, Inc.’s business which are not historical facts, are “forward-looking statements” that involve risks and uncertainties which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things our ability to obtain any needed financing; our ability to attract and retain sales and operational personnel; our ability to secure contract awards, including the ability to secure renewals of contracts under which we currently provide services; our ability to enter into contracts with United States Government facilities and agencies on terms attractive to us and to secure orders related to those contracts; changes in the timing of orders for and our placement of professionals and administrative staff; the overall level of demand for the services we provide; the variation in pricing of the contracts under which we place professionals; our ability to manage growth effectively; the performance of our management information and communication systems; the effect of existing or future government legislation and regulation; changes in government and customer priorities and requirements (including changes to respond to the priorities of Congress and the Administration, budgetary constraints, and cost-cutting initiatives); economic, business and political conditions domestically; the impact of medical malpractice and other claims asserted against us; the disruption or adverse impact to our business as a result of a terrorist attack; the loss of key officers, and management personnel; the competitive environment for our services; the effect of recognition by us of an impairment to goodwill and intangible assets; other tax and regulatory issues and developments; the effect of adjustments by us to accruals for self-insured retentions; and the effect of other events and important factors disclosed previously and from time-to-time in TeamStaff’s filings with the U.S. Securities Exchange Commission. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s periodic reports filed with the SEC. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the Company will be achieved. The forward-looking statements contained in this report are made as of the date hereof and may become outdated over time. The Company does not assume any responsibility for updating any forward-looking statements.

CONTACTS:

Donald C. Weinberger/Diana Bittner (media)
Wolfe Axelrod Weinberger Associates, LLC
212-370-4500
don@wolfeaxelrod.com
diana@wolfeaxelrod.com

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